Exhibit 99

Scherer Healthcare, Inc.	Corporate Office 120 Interstate North Parkway Suite 305 Atlanta, Georgia 30339 Telephone: 770-933-1800 Facsimile: 770-933-1880

May 30, 2002

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549-1004

  Re:
  Scherer Healthcare, Inc.
  Annual Report on Form 10-K for Year Ended March 31, 2002
  Financial Statements Audited by Arthur Andersen LLP

Ladies and Gentlemen:

Scherer Healthcare, Inc. (the "Company") has included in its Annual Report on Form 10-K for the year ended March 31, 2002 (the "Annual Report"), consolidated financial statements audited by Arthur Andersen LLP ("Andersen"), and an accountant's report manually signed by Andersen after March 14, 2002. This letter is being filed as an exhibit to the Annual Report pursuant to Temporary Note 3T to Article 3 of Regulation S-X.

In connection with issuing its report on the Company's audited financial statements, Andersen has represented to the Company that:

  (1)
  The audit of the Company's financial statements (the "Audit") was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide a reasonable assurance that the engagement was conducted in compliance with professional standards.

  (2)
  There was appropriate continuity of Andersen personnel working on the Audit.

  (3)
  The national office of Andersen was available for consultation on the audit.

  (4)
  Availability of personnel at foreign affiliates of Arthur Andersen was not relevant to the Audit.

Sincerely,

/s/ Donald P. Zima

Donald P. Zima
Vice President and Chief Financial Officer